                                                                    Exhibit 10.4




         APPLICATION SERVICE PROVIDER AND OUTSOURCING AGREEMENT

         This Application Service Provider and Outsourcing Agreement
(the "Agreement") is made and entered into as of June 1, 2000 (the "Effective Date") by and between Applied Terravision Systems Inc., a Texas corporation ("ATS") and Range Resources Corporation, a Delaware corporation ("Range").

                                    RECITALS

         WHEREAS, ATS and Range executed that certain Letter of Intent (the "Letter of Intent") dated April 27, 2000 whereby both parties agreed to negotiate in good faith a mutually acceptable Application Service Provider and Outsourcing Agreement;

         WHEREAS, the Letter of Intent and the related Professional Services Agreement (the "Services Agreement") between ATS and Range dated May 10, 2000, provide for an interim period (the "Interim Period") until the execution of this Agreement whereby all information necessary for ATS to provide the services described herein was to be collected and organized into a form usable by ATS and subsequently verified by Range;

         WHEREAS, all prior and continuing obligations required by the Letter of Intent and the Services Agreement during the Interim Period have been met or are continuing to be met and both parties are able to perform their obligations hereunder and enter into this Agreement;

         NOW, THEREFORE, in consideration for the mutual promises contained herein, ATS and Range agree as follows:

                             ARTICLE 1. DEFINITIONS.

         As used herein, the following terms shall have the meanings set forth below:

         1.1         Affiliate.                      The term "Affiliate" means a corporation, subsidiary
                                                     or other entity of which Range Resources owns 50%
                                                     or more of the outstanding ownership interests of
                                                     such entity, but specifically excluding Great Lakes
                                                     Energy Partners, L.L.C.

         1.2         ASP Services.                   The term "ASP Services" includes services provided
                                                     by ATS as an Application Service Provider as listed
                                                     on Exhibit B.

         1.3         ATS Software.                   The term "ATS Software" includes the Existing ATS
                                                     Software, the Developed ATS Software and any other
                                                     software that is proprietary to ATS and provided to
                                                     Range under this Agreement more particularly
                                                     described in Exhibit B.III.A., including any upgraded
                                                     or replacement software used to provide the ASP

                                                     Services.

         1.4         Closing Schedule.               The term "Closing Schedule" means the monthly
                                                     closing schedule delivered by Range to ATS listing
                                                     the due dates for all Reports due for each month.
                                                     ATS and Range must mutually and reasonably agree
                                                     on the Closing Schedule for each month.

         1.5         Confidential Information.       The term "Confidential Information" means, without
                                                     limitation, reports, fee structures, procedures, records,
                                                     and other information pertaining to Range or ATS, as
                                                     applicable, all Hardware and Software licensed or
                                                     otherwise provided by one party to the other, as
                                                     applicable, with notice of its confidential nature or
                                                     restrictions as to its use, the existence of this
                                                     Agreement or any of the terms, conditions or other
                                                     facts relating to this Agreement.

         1.6         Default.                        The term "Default" includes any material breach of
                                                     this Agreement by either party or if the other party
                                                     terminates or suspends its business, becomes subject
                                                     to any bankruptcy or insolvency proceeding under
                                                     Federal or state statute, becomes insolvent or subject
                                                     to direct control by a trustee, receiver, or similar
                                                     authority, or has wound up or liquidated, voluntarily
                                                     or otherwise.

         1.7         Hardware.                       The term "Hardware" means any and all computers,
                                                     disk drives, tape drives, terminals, printers and other
                                                     computer hardware and related equipment owned by
                                                     ATS for use on the Range project.

         1.8         Outsourcing Services.           The term "Outsourcing Services" includes those data
                                                     processing services provided by ATS as listed on
                                                     Exhibit B.

         1.9         Processing Cycle.               The term "Processing Cycle" means the time period
                                                     from the first working day of the month to the date
                                                     that final report for that month is delivered.

         1.10        Properties.                     The term "Properties" includes those wells and
                                                     properties listed on Schedule A furnished to ATS by
                                                     Range and any additional wells or properties now
                                                     owned or hereafter acquired in whole or in part by
                                                     Range or any affiliate of Range which Range requests
                                                     to be covered by this Agreement and ATS approves

                                                     pursuant to Section 3.5

         1.11        Property Count.                 The term "Property Count" means the number of
                                                     properties based upon the number of property
                                                     accounting units. A property accounting unit is the
                                                     lowest level of cost accumulation and accounting for
                                                     a given well or group of wells. For example, a single
                                                     lease on which multiple wells are located which are
                                                     treated as a single property for accounting purposes
                                                     shall be considered a single property. Conversely, a
                                                     single well with multiple zones which are treated as
                                                     multiple properties for accounting purposes shall be
                                                     considered multiple properties.

         1.12        Software.                       The term "Software" means all computer programs
                                                     and user manuals, including ATS Software and Third
                                                     Party Software, supplied, or made available by ATS
                                                     to Range in accordance with this Agreement. The
                                                     term "Software" includes any corrections, bug fixes,
                                                     enhancements, updates or other modifications,
                                                     including custom modifications, to such computer
                                                     program and user manuals.

         1.13        Supplemental Services.          The term "Supplemental Services" means those
                                                     additional and separately billable services which
                                                     are beyond the scope of the ASP Services and
                                                     Outsourcing Services as listed in Exhibit B.

         1.14        Third Party Charges.            The term "Third Party Charges" means, but is not
                                                     limited to, those charges such as telephone lines,
                                                     Internet access PC networks, dedicated service lines,
                                                     postage, checks, supplies, overnight delivery charges,
                                                     travel costs by ATS personnel and any other services
                                                     provided by third parties not outlined in Exhibit B.

         1.15        Third Party Software.           The term "Third Party Software" means third party
                                                     software supplied by ATS to Range or made available
                                                     by ATS for use by Range in accordance with this
                                                     Agreement, such as Lotus Notes, Imaging and Client
                                                     Access.

                    ARTICLE 2. SERVICES AND RESPONSIBILITIES

        2.1 Basic Services. In consideration of the full payment of the amounts due under this Agreement, ATS will provide the Outsourcing Services (as defined in Section 1.8) and the ASP Services (as defined in Section 1.2), (together, with Outsourcing Services, the "Basic

Services") listed on Exhibit B related to the Properties (as defined in Section 1.10) during each Processing Cycle (as defined in Section 1.9). These Basic Services are the basis for the payment terms set forth in Article 3 hereof. This Agreement specifically excludes any responsibility for providing any service other than the Basic Services specifically set forth in Exhibit B and the development of PPS (as hereinafter defined) as provided for in Section 6.2.

        2.2 Supplemental Services. With the prior written approval of Range, ATS may provide Supplemental Services (as defined in Section 1.13 and, collectively, with Basic Services, "Services"), subject to expertise and availability of ATS personnel, at the additional costs listed on Exhibit C. Any Supplemental Services shall be provided in accordance with all terms and conditions of this Agreement and shall be pursuant to a completed Professional Services Agreement, the form of which has been attached hereto as Exhibit C. Any travel time by ATS personnel associated with the performance of Supplemental Services shall be billed at 50% of the applicable rate.

        2.3 Responsibilities of Range. Range shall continue to have sole responsibility for (i) providing to ATS all documents or data in a mutually agreed format for processing, (ii) verifying the accuracy of all information provided to ATS, (iii) making all decisions or determinations with respect to any matter regarding the Properties requiring any exercise of discretion or business judgment, (iv) paying any state and Federal sales and/or use taxes, and
(v) maintaining all equipment and infrastructure necessary for the performance of the obligations of Range under this Agreement.

        2.4 Hours of Operation. ATS business hours are from 8:00 a.m. to 5:00 p.m. Monday through Friday, excluding holidays. ATS personnel will be available for customer service at a specified help line during these hours and by pager after business hours. Subject to delay or failure by either party because of reasons beyond such parties' reasonable control, the ASP Services and the Software (as defined in Section 1.12) will be accessible 24 hours a day, 7 days a week, 365 days a year. Range business hours are from 8:30 a.m. to 5:30 p.m., excluding holidays.

                                ARTICLE 3. FEES.

        3.1 Charges. Range will pay ATS on the first day of each Processing Cycle for the base charges (the "Base Charges") listed in Exhibit D. Range will pay ATS for any Third Party Charges (as defined in Section 1.14) and any Supplemental Services, for which charges were incurred during the current month upon receipt of invoice at the end of the month. Any amount not paid within 30 days, except for charges disputed by Range in good faith, shall bear interest at a rate of 1.5% per month, but in no event shall such percentage exceed the highest lawful rate of interest. Any amount not paid within 45 days, except for charges disputed by Range in good faith, will be considered a material breach of this Agreement by Range.

        3.2 Third Party Charges. Range will either reimburse ATS or pay directly for Third Party Charges and costs, if any.

        3.3 Quarterly Adjustments. The Base Charges shall be adjusted quarterly if the Property Count (as defined in Section 1.11) increases or decreases in the aggregate of 10%, on a cumulative basis, exclusive of any material acquisition or divestiture of Properties. Any material acquisitions or divestitures of Properties will automatically increase or decrease the Base Charges on either the effective or takeover date, whichever is appropriate. A material acquisition or divestiture is one in which the Property Count changes by 10% as a result of a single transaction. The adjustment in charges for the increase or decrease in number of Properties shall be based upon the charges shown in Exhibit D,provided, however, if Range believes the charges to be too high for the types of Properties added, Range shall propose a schedule of charges for the additional Properties and Range and ATS will negotiate such proposal. If the parties cannot agree as to the charges for the Properties, Range shall have the option to exclude the additional Properties from the Properties covered by this Agreement and ATS will have no responsibility for any such Properties so removed. Any Property acquired or divested by Range after the Effective Date of this Agreement will be included or excluded from the Property Count, as applicable, and the Base Charges will be adjusted accordingly.

        3.4 Pricing Review. The Base Charges are subject to an annual review by ATS on each anniversary date of the Effective Date during the Term (as defined in Section 4.1 below). After such review, ATS will have the right to propose an adjustment of the Base Charges not to exceed 5% of the previous year's Base Charges, provided the need for any such increase is reasonably documented by ATS. In addition, the Base Charges are subject to adjustment at any time and in such amount as is mutually agreed by ATS and Range.

        3.5 Affiliates. If requested by Range, ATS may, at its option, provide any of the Services to Affiliates (as defined in Section 1.1) of Range. Upon approval by ATS of an Affiliate, the Base Charges for each Affiliate will be negotiated in good faith by ATS and Range. Any breach of the terms of this Agreement by an Affiliate for which ATS is providing Services shall be deemed a breach by Range.


                         ARTICLE 4. TERM AND TERMINATION

        4.1 Term. The term of this agreement will commence on the Effective Date and will end on the three year anniversary of the Effective Date (the "Term"), unless earlier terminated or extended in accordance with the provisions of this Agreement.

        4.2 Renewal Period. The term of this Agreement will automatically extend for a month-to-month basis or such other mutually agreed period after the third anniversary of the Effective Date (the "Renewal Period") unless either of the parties notifies the other party of their intent not to renew in writing at least three Processing Cycles prior to such anniversary date. The Base Charges for such Renewal Period may be adjusted by ATS if ATS provides a written notice to Range which sets forth the reasons supporting such adjustment and ATS and Range agree the amount of the adjustment. "Term" shall include any Renewal Period pursuant to this Section 4.2.

        4.3 Discontinuation of Outsourcing Services. ATS may terminate this Agreement at any time upon giving three Processing Cycles prior written notice to Range if ATS no longer desires to offer Outsourcing Services. In the event this Agreement is terminated pursuant to this Section 4.3, ATS agrees to provide Range the right to continue ASP Services at a monthly price of $600 per user per month for up to six Processing Cycles after the expiration of the three Processing Cycle notice period and at Range's option, either (i) a $500,000 (subject to adjustment by Section 4.10) payment by ATS to Range in return for relinquishment by Range of all rights to use any ATS Software or to use ATS as an Application Service Provider; or (ii) the right to a paid-up license for the ATS Software then in use. The option Range selects shall be Range's exclusive remedy with respect to any claim of breach by reason of ATS' termination pursuant to this Section 4.3.

        4.4 ATS Termination for Convenience. ATS may terminate this Agreement for any reason after the third anniversary of the Effective Date, upon giving three Processing Cycle written notice to Range. Upon a termination pursuant to this Section 4.4 and if Range so elects, ATS agrees to provide Range the right to continue ASP Services at a monthly price of $600 per user per month for up to six Processing Cycles after the expiration of the three Processing Cycle notice period and to continue to license the ATS Software at its then current rates.

        4.5 ATS Termination for Default. ATS can terminate this Agreement in the event of a Default (as defined in Section 1.6) by Range, if such Default is not cured within 30 days after delivery of written notification describing each Default. In the event of a Termination for Default, Range will be obligated to pay ATS a severance fee ("Severance Fee") of up to $100,000 for all costs reasonably incurred by ATS attributable to the severance of the Services. If such Default is cured after 30 days and Range pays all fees due, including the Severance Fee, ATS agrees to provide Range the right to continue ASP Services at a monthly price of $600 per user per month for up to six Processing Cycles after the expiration of the three Processing Cycle notice period and to license the ATS Software at its then current rates.

        4.6 Range Termination for Convenience. Range may terminate this Agreement for any reason by giving ATS three Processing Cycles written notice. In the event this Agreement is terminated pursuant to this Section 4.6, Range will be obligated to pay ATS an early termination fee of $250,000 (subject to adjustment by Section 4.10), the Severance Fee and all other fees due up to the effective date of termination. Range shall pay all fees due, including the Severance Fee, within 15 days after the effective date of termination. Upon a termination pursuant to this Section 4.6, ATS agrees to provide Range the right to continue ASP Services at a monthly price of $600 per user per month for up to six Processing Cycles after the expiration of the three Processing Cycle notice period and to license the ATS Software at its then current rates.

        4.7 Range Termination for Default. Range may terminate this Agreement in the event of any Default by ATS. However, prior to such termination, Range must provide ATS with notification of each Default in writing and allow ATS 30 days to provide Range a solution or a plan for a solution for each Default. If ATS does not provide Range a solution or a plan for a solution within 30 days of such notification of each Default or if such provided plan is reasonably rejected by Range, Range may either terminate this Agreement upon giving three Processing Cycles written notice to ATS or assess ATS a fine of up to five percent of the monthly payment then due, prorated on a daily basis, for each Default until such Default is resolved to Range's satisfaction. However, under no circumstances shall the cumulative of the assessed fine(s) exceed 50% of the monthly payment then due, prorated on a daily basis. In the event Range elects to assess ATS a fine, both ATS and Range have the option to terminate this Agreement upon giving three Processing Cycles written notice. In the event ATS or Range elects to terminate this Agreement pursuant to this Section 4.7, ATS agrees to provide Range the right to continue ASP Services at a monthly price of $600 per user per month for up to six Processing Cycles after the expiration of the three Processing Cycle notice period and to license the ATS Software at its then current rates.

        In the event either party terminates this Agreement pursuant to this section, it shall not limit or effect such parties' ability to recover damages caused by any default or breach of the Agreement by the other party except that ATS shall be entitled to credit for the amount of any fines assessed by Range and paid by ATS pursuant to the terms of this section.

        4.8 Delivery of Data. Upon termination of the use of the ASP Services, ATS shall provide Range a copy of all data files containing information obtained from, or developed for Range under this Agreement on a computer disk or data tape, and ATS shall provide Range with access to all information and data for a period of 5 years after the termination as provided in Section 8.3 below.

        4.9 Requirements upon Termination. Upon completion of the Term or any six month optional period, all Software supplied by ATS to Range will be immediately returned to ATS, all licenses to the Software will be automatically terminated and Range will promptly return or destroy all Confidential Information of ATS.

        4.10 Reduction of Termination Fees. In the event of termination of this Agreement pursuant to Sections 4.3 or 4.6, the $500,000 fee provided for in
Section 4.3 and the $250,000 fee provided for in Section 4.6 shall be prorated on an annual basis with such payment being reduced by one-third of the original amount each anniversary date of the Effective Date.


                          ARTICLE 5. PERIODS OF SERVICE

        This Agreement, together with the Letter of Intent and Services Agreement, provides for the performance of the Services in three stages as follows:

        5.1 Interim Period. The Letter of Intent and Services Agreement set forth the obligations of ATS and Range during the Interim Period.

        5.2 Operation Period. After the execution of this Agreement, ATS will continue training of Range personnel necessary for daily operations, begin performing the Basic Services, prepare customized reports as necessary and establish a cut-off date from Range's Hartville, Ohio computer facilities.

        5.3 Restructure Period. The Letter of Intent details certain selected obligations of ATS and Range during the Restructure Period. However, at any time, performance of additional services by ATS including, but not limited to, data conversion, new software development, and other tools for conducting business activities may be agreed to by both parties in accordance with Section 2.2.

                        ARTICLE 6. SOFTWARE AND HARDWARE

        6.1 Existing ATS Software. Except as otherwise set forth in this Agreement, ATS shall retain all right, title and interest in and to any software, meaning all computer programs and user manuals, including existing ATS Software listed on Exhibit B, the ("Existing ATS Software"). Range shall have no right, title, or interest in or to such Existing ATS Software for any purpose except as may be expressly set forth herein or in a separate written agreement executed between the parties. Range is granted a non-exclusive, non-transferable, non-sublicenseable perpetual license to use the Existing ATS Software. In the event that a Third Party Software (as defined in Section 1.15) license of ATS is terminated, Range's right to use such Third Party Software will also be terminated and Range will be entitled to a reasonable reduction in the Base Charges unless ATS provides a license to replacement software capable of performing the same functions as those performed by the expiring licensed software.

        6.2 Developed ATS Software. Subject to the terms and conditions of this Agreement, ATS agrees to develop, design and install a proprietary production payment software ("PPS") that allows for monthly production payment processing with online inquiry capability. ATS shall own all right, title and interest to the PPS and any modifications and enhancements to the PPS. Range shall retain ownership of any data provided to ATS in relation to the development and implementation of PPS as a Service to be provided to Range. ATS will grant to Range and its Affiliates a non-exclusive, non-transferable, non-sublicenseable right and license to use PPS solely in connection with Services. ATS shall own all right, title and interest to any other newly developed software developed by ATS pursuant to this Agreement, including, but not limited to the PPS (the "Developed ATS Software") and will grant to Range and its Affiliates a non-exclusive and non-transferable right and license to use such Developed ATS Software as necessary. Any Developed ATS Software, not including the PPS, provided to Range or its Affiliates shall be considered a Supplemental Service and shall be provided in accordance with all terms and conditions of this Agreement and shall be pursuant to a completed Professional Services Agreement and Terms of Agreement, the forms of which have been attached hereto as Exhibit C.

        6.3 Hardware. ATS will provide all Hardware (as defined in Section 1.7) that is necessary for the performance by ATS of its Services under this Agreement and is not otherwise available to Range.

                              ARTICLE 7. EMPLOYEES

        7.1 Independent Contractor. Except as otherwise provided in this Agreement, each party shall be and act as a independent contractor. This Agreement creates no relationship of employment, joint venture, partnership, limited partnership or agency among the parties and the parties hereby acknowledge that no other facts or relations exist that would create any such relationship between them. Neither party has the right or authority to assume or to create any obligation or responsibility on behalf of the other party, except as may be provided herein or as may from time to time be provided otherwise by written agreement signed by both parties.

        7.2 Staffing. ATS will assign qualified employees to the Range project to perform the Services. The number of qualified employees shall be increased or decreased based on the determination by ATS that the current number of employees is not at an appropriate level for performing the Services. Any increase or decrease in the number of employees shall be mutually agreed to by ATS and Range. ATS shall provide written notice which sets forth the reasons supporting such increase or decrease and Range shall not unreasonably withhold approval of any such increase or decrease.

        7.3 Bonuses. Range may pay bonuses to ATS at its sole discretion.

                              ARTICLE 8. PROCESSING

        8.1 Normal Processing. All documents received by Range shall be delivered to ATS in a mutually agreed upon format. Documents not received by ATS on or before the last day of each Processing Cycle (the "Cutoff Date") will be processed in the next Processing Cycle.

        8.2 Reports. Required reports ("Reports") will be available either electronically or through hard page documents to Range in a mutually agreed upon format as scheduled in the monthly Closing Schedule (as defined in Section 1.4), except that certain reports requested by Range shall be made available on reasonable demand. Range shall have the sole responsibility to discover any errors or inaccuracies contained in any Reports or any part thereof delivered to Range hereunder and to bring any such errors or inaccuracies to the attention of ATS for correction within one Processing Cycle of such delivery of the Reports. If Range fails to bring any such error or inaccuracy to ATS attention within such period, ATS shall have no responsibility to correct any such error. Changes or corrections discovered by Range subsequent to the one Processing Cycle review period will be processed at ATS' next Processing Cycle.

        8.3 Document Storage. During the Term of this Agreement, all Range information will be maintained online for a five-year recurring period and thereafter archived on data tape for future reference by ATS or Range. In the event of termination of this Agreement, all Range information will be returned to Range on data tape.

                    ARTICLE 9. REPRESENTATIONS AND WARRANTIES

        ATS does hereby represent and warrant that:

        9.1 Good Standing; Authority. ATS has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Texas, with full power and authority to own, lease and operate its properties and conduct its business and to execute and deliver, and perform this Agreement.

        9.2 "As Is" Basis. All Third Party Hardware, Software, and other items provided by ATS to Range are provided on an "As Is" basis without warranty, with the exception of any manufacturers' or licensors' warranties which ATS is able to pass on to Range. Third Party Software is sublicensed to Range pursuant to the terms of the license or reseller agreement between ATS and such third party. Range agrees to comply with all terms and conditions of use set forth by the third party for the use of such Third Party Software and execute any documents required by the third party licensor.

        9.3 PPS and Newly Developed Software.The PPS and Developed ATS Software will contain no known error, malfunctions or defects. The PPS and Developed ATS Software will not infringe on any patents, copyrights, trade secrets or other proprietary rights of third parties.

        9.4 No Other Warranties. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, ATS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY INFORMATION TECHNOLOGY SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT.

        Range does hereby represent and warrant that:

        9.5 Good Standing; Authority. Range has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and conduct its business and to execute and deliver, and perform this Agreement.

        9.6 Equipment. All equipment, including but not limited to Hardware, provided by Range is in good condition to be used in accordance with the terms of this Agreement.

        9.7 Compliance with Laws. All Properties and facilities provided by Range comply with and will be maintained in compliance with all applicable local, state and federal laws.

        9.8 Reverse Engineering. Range agrees not to reverse engineer, disassemble, or decompile any of the Software.

                           ARTICLE 10. CONFIDENTIALITY

        10.1 Nondisclosure. Neither party shall disclose any Confidential Information (as defined in Section 1.5), of the other party to any third party without first obtaining written consent of the other party. Each party shall limit dissemination of the other party's Confidential Information only to those employees who require access thereto to perform their functions under this Agreement, and who have been appraised of the confidential nature of such information and agree to abide by the obligations contained herein. Each party agrees to return the Confidential Information to the disclosing party upon receipt of written request and upon the termination of this Agreement. Each party agrees to use reasonable care in the treatment of the other party's confidential information.

        10.2 Exceptions. The obligations of nondisclosure in section 10.1 shall not apply to any information that was already rightfully in the possession of the receiving party or any of its related companies prior to disclosure; was independently developed by employees having no access to Confidential Information; was rightfully received from a third party without restrictions on disclosure or use; was available by inspection of products or services marketed without restrictions, offered for sale or leased in the ordinary course of business by either party hereto or others; or was required to be produced or disclosed pursuant to applicable laws, regulations or court order, provided the receiving party has given the disclosing party the opportunity to defend, limit or protect such production or disclosure, and such disclosure is not greater than what was required to be produced or disclosed.

        10.3 Security. Each party will designate one security officer to coordinate with the other security officer all security clearances, appropriate separation of duties and responsibility consistent with commonly accepted internal control procedures.

        10.4 Survivability. This Article 10 is severable from all other provisions of this Agreement and shall stand on its own and remain in full force and effect as if it is an agreement unto itself supported by valid consideration, receipt of which is hereby acknowledged by the parties. The term of the provisions of this Article 10 shall survive termination or expiration of this Agreement or any determination that this Agreement or any portion hereof is void, voidable, invalid or unenforceable.

                              ARTICLE 11. LIABILITY

        11.1 Correctness of Information. Range agrees that ATS shall have no liability or responsibility for the accuracy of any information provided by Range. From time to time during the Interim Period and thereafter, ATS will provide to Range summaries of information contained in the materials provided by Range for verification. Within seven days of receipt of such summaries, Range agrees to (i) review the information contained in such summaries, (ii) make any changes which may be necessary for such summaries to be true and accurate and
(iii) return the summaries to ATS with any such changes duly executed by Range to reflect such verification. After any such summary has been so verified, ATS shall be entitled to rely thereon in performing any of its functions under this Agreement and shall have no obligation to refer to any of the documents or other information from which such summary is derived.

        11.2 Limited Liability. Except as expressly provided herein, neither party shall have any liability to the other party prior to the Effective Date of this Agreement or under this Agreement for any reason, except for liability resulting from the gross negligence, willful misconduct, or breach of this Agreement by either party; or claims by either party's employees and contractors.

        11.3 Remedies. RANGE'S SOLE AND EXCLUSIVE REMEDY FOR ANY AND ALL CLAIMS RELATING TO THIS AGREEMENT WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE SHALL BE THE EXCLUSIVE REMEDY SPECIFIED FOR SUCH CLAIM OR IF NO SUCH EXCLUSIVE REMEDY IS EXPRESSLY SPECIFIED FOR SUCH CLAIM, INCLUDING ANY CLAIM FOR FAILURE TO PROVIDE SUCH AN EXCLUSIVE REMEDY, THE RECOVERY OF RANGE'S DAMAGES, NOT TO EXCEED IN

THE AGGREGATE THE GREATER OF $500,000 OR PAYMENTS OF BASE CHARGES TO DATE UNLESS SUCH CLAIM RESULTS FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE PROVISIONS OF ARTICLE 10 ON THE PART OF ATS. ATS shall not be liable for any damages incurred by Range to the extent attributable to incorrect data or information furnished by Range to ATS. Further, no cause of action which accrued more than two years prior to the filing of a suit alleging such cause of action may be asserted against ATS. In connection with the conduct of any litigation with third parties relating to any liability of ATS to Range or to such third parties, ATS shall have all rights (including the right to accept or reject settlement offers and to participate in such litigation) which are appropriate to its potential responsibilities or liabilities. Range and ATS expressly acknowledge that the limitations and exclusions contained in this Article have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to ATS and Range associated with their respective obligations under this Agreement and the payments provided under this Agreement to ATS for such performance.

                           ARTICLE 12. INDEMNIFICATION

        12.1 Indemnification by Range. Range agrees to indemnify and to hold harmless ATS and any officer, employee, agent, representative, or other person acting on behalf of or at the request of ATS (individually, "ATS Indemnified Person") from and against any and all claims, suits, actions or proceedings of any third parties (collectively "Claims") and any losses, judgments, damages, costs, obligations, debts, and liabilities (including any investigation litigation expenses, court costs, attorneys' fees, and other expenses) incurred in connection with, and any amount paid in settlement of any Claims (collectively "Liabilities") to which an ATS Indemnified Person becomes subject resulting from any (i) breach or violation or alleged breach or violation of this Agreement by Range or (ii) any breach or alleged breach of the representations or warranties made in this Agreement by Range, or (iii) any error or omission contained in any data or any information furnished under this Agreement by Range; provided, however, that Range shall not indemnify and hold an ATS Indemnified Person harmless from and against any Claim or Liability to the extent resulting from the negligence, willful misconduct or breach of this Agreement by an ATS Indemnified Person.

        12.2 Indemnification by ATS. Subject to Section 11.3, ATS agrees to indemnify and to hold harmless Range and any officer, employee, agent, representative, or other person acting on behalf of or at the request of Range (individually, "Range Indemnified Person") from and against any and all claims, suits, actions or proceedings of any third parties (collectively "Claims" and any losses, judgments, damages, costs, obligations, debts, and liabilities (including any investigation litigation expenses, court costs, attorneys' fees, and other expenses) incurred in connection with, and any amount paid in settlement of any Claims (collectively "Liabilities") to which a Range Indemnified Person becomes subject resulting from any (i) breach or violation or alleged breach or violation of this Agreement by ATS, (ii) any breach or alleged breach of the representations or warranties made in this Agreement by ATS, (iii) any third party claims of patent or copyright infringement relating to the ATS Software, (iv) any third party claims for breach of any licenses to the Third Party Software, or (v) the performance of the ASP Services; provided, however, that ATS shall not indemnify and hold a Range Indemnified Person from and against any Claim or Liability to the extent resulting from the negligence, willful misconduct or breach of this Agreement by a Range Indemnified Person.

        12.3 Survivability. This Article 12 is severable from all other provisions of this Agreement and shall stand on its own and remain in full force and effect as if it is an agreement unto itself supported by valid consideration, receipt of which is hereby acknowledged by the parties. The term of the provisions of this Article 12 shall survive termination or expiration of this Agreement or any determination that this Agreement or any portion hereof is void, voidable, invalid or unenforceable.

                            ARTICLE 13. MISCELLANEOUS

        13.1 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, sent by reputable overnight courier or delivered by hand, to the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto and shall be deemed to have been delivered three days after it has been mailed by such certified or registered mail, one day after it has been delivered to the overnight courier, or upon delivery if hand delivered.

        If to ATS:

                Applied Terravision Systems, Inc.
                15280 Addison Road, Suite 200
                Addison, TX 75001-4549
                (972) 788-0400 (phone)
                (972) 788-0502 (fax)

        If to Range:

                Range Resources Corporation
                500 Throckmorton Street, Suite 1900
                Fort Worth, Texas 76102
                (817) 870-2601 (phone)
                (817) 870-0075 (fax)

        13.2 Waiver. Waiver of strict performance of any provision of this Agreement shall not be deemed a waiver nor shall it prejudice the waiving party's right to require strict performance of the same provision or any other provision in the future unless such waiver has rendered further performance commercially impossible.

        13.3 Assignment. Neither this Agreement, nor any of either party's rights or obligations under this Agreement, shall be assignable without the prior written consent of both parties.

        13.4 No Authority. Neither party shall have any authority, and neither party shall represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other party, except as provided in this Agreement. Each party is an independent contractor, and this Agreement shall not be construed as creating a partnership, joint venture or employment relationship between the parties or as creating any other form of legal association that would impose liability on one party for the act or failure to act of the other party.

        13.5 Governing Law; Jurisdiction. This Agreement shall be interpreted by the laws of the State of Texas and both parties agree to submit to the jurisdiction of the state and Federal courts in and for Travis County, Texas with respect to any dispute arising under or relating to this Agreement.

        13.6 Severability. If any part of this Agreement is found to be invalid, all other provisions shall remain in full force and effect and the provisions found invalid shall be enforced to the maximum extent enforceable by law.

        13.7 Force Majeure. Neither party shall be liable for any delay or failure to perform its obligations hereunder to the extent that such delay or failure is caused by a force or event beyond the control of such party, including without limitation, war, embargoes, strikes, riots, fires, floods, earthquakes, or other Acts of God.

        13.8 Further Assurances. Each party shall execute, acknowledge and deliver all documents, provide all information, and take or forbear all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

        13.9 Alterations. The waiver, amendment, or modification of any provision of this Agreement or any right, power or remedy hereunder, whether by agreement of the parties or by custom, course of dealing or trade practice, shall not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought.

        13.10 Third-Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than ATS and Range any legal or equitable right, remedy or claim under or with respect to this Agreement.

        13.11 Copies of Agreement. This Agreement may be executed in any number of copies, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        13.12 Number and Gender. All terms and words used in this Agreement regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words have been fully and properly written in the number and gender.

        13.13 Headings. The headings of sections and paragraphs, if any, to the extent used herein are for convenience and reference only, in no way define, limit or describe the scope or intent of any provision hereof, and therefore shall not be used in construing or interpreting the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused their names to be affixed hereto as of the date first above written.

                                               APPLIED TERRAVISION SYSTEMS, INC.



                                               By: /s/ David R. Orr
                                                  -----------------------------
                                               Printed Name:  David R. Orr
                                                            -------------------
                                               Title:  Senior Vice President
                                                     --------------------------



                                               RANGE RESOURCES CORPORATION



                                               By: /s/ Eddie M. LeBlanc
                                                  -----------------------------
                                               Printed Name:  Eddie M. LeBlanc
                                                            -------------------
                                               Title:  Chief Financial Officer
                                                     --------------------------